Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of Wheeler Real Estate Investment Trust, Inc., of our reports, with respect to the Statement of Revenues and Certain Operating Expenses of Forrest Gallery Shopping Center and Tampa Festival Centre for the year ended December 31, 2012.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

September 13, 2013